FORM 8-A/A

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12 (b) OR 12 (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ISTA PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE (State of Incorporation or Organization)	33-0511729 (IRS Employer Identification No.)

15279 ALTON PARKWAY #100, IRVINE, CALIFORNIA (Address of principal Executive Offices)	92618 (Zip Code)

Securities to be registered pursuant to Section 12 (b) of the Act:

Title of Each Class to be so Registered NONE	Name and Exchange on which Each Class is to be registered NONE

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction Act A.(c), please check the following box. [   ]

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction Act A.(d), please check the following box. [X]

Securities Act registration statement file number to which this form relates:                                (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
(Title of Class)

AMENDMENT NO. 1 TO FORM 8-A

     We hereby amend the following items, exhibits or other portions of our Form 8-A filed on January 22, 2002, related to our Preferred Stock Rights Agreement, as set forth below.

ITEM 1. DESCRIPTION OF COMPANY’S SECURITIES TO BE REGISTERED

On November 18, 2002, ISTA Pharmaceuticals, Inc. (the “Company”) and Mellon Investor Services LLC (the “Rights Agent”) executed an amendment (the “Amendment”) to our Preferred Stock Rights Agreement entered into on December 31, 2001 between the Company and the Rights Agent (the “Rights Agreement”). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement. Section 27 of the Rights Agreement provides that prior to a Distribution Date, the Company may supplement or amend the Rights Agreement in any respect without the consent of the holders of the Rights.

The Company has entered into a Note and Warrant Purchase Agreement (the “Bridge Loan Agreement”) between the Company, and certain investors listed on Schedule I thereto (the “Bridge Investors”), pursuant to which, among other things, the Company issued convertible secured promissory notes and warrants. In addition, the Company has entered into a Common Stock and Warrant Purchase Agreement (the “PIPE Agreement”) between the Company, and certain investors listed on Exhibit A thereto (the “PIPE Investors”), pursuant to which, among other things, the Company will sell and issue shares of the Company’s Common Stock and warrants. In connection with the Bridge Loan Agreement, the PIPE Agreement, and the transactions contemplated thereunder, the Amendment excludes the Bridge Investors and the PIPE Investors and any of their respective Affiliates or Associates from the definition of an Acquiring Person for the purposes of the Rights Agreement. The Amendment further provides that none of the Distribution Date, the Shares Acquisition Date, or Triggering Event shall be deemed to occur by the approval, execution, delivery or performance of the Bridge Loan Agreement or the PIPE Agreement, or by the announcement, commencement, or consummation of any transactions contemplated thereunder.

The Amendment to the Rights Agreement is an exhibit hereto, and the Rights Agreement, including the form of the Rights Certificate, and the subsequent amendment are incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

ITEM 2. EXHIBITS

4.1	Preferred Stock Rights Agreement dated December 31, 2001, by and between ISTA Pharmaceuticals, Inc. and Mellon Investor Services LLC, including the form of Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached as Exhibits A, B and C, respectively thereto, and previously filed on Form 8-A on January 22, 2002.

4.2	First Amendment to the Preferred Stock Rights Agreement dated November 18, 2002, between ISTA Pharmaceuticals, Inc. and Mellon Investor Services LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused the Report to be signed on the Registrant’s behalf by the undersigned thereunto duly authorized.

ISTA PHARMACEUTICALS, INC.

By:	/s/ Vicente Anido, Jr., Ph.D.

Name: Vicente Anido, Jr., Ph.D. Title: President and Chief Executive Officer

Dated: November 18, 2002

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Preferred Stock Rights Agreement dated December 31, 2001, by and between ISTA Pharmaceuticals, Inc. and Mellon Investor Services LLC, including the form of Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached as Exhibits A, B and C, respectively thereto, and previously filed on Form 8-A on January 22, 2002.

4.2	First Amendment to the Preferred Stock Rights Agreement dated November 18, 2002, between ISTA Pharmaceuticals, Inc. and Mellon Investor Services LLC.